Exhibit 4.5

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”), dated as of August 6, 2018, to the Rights Agreement (the “Rights Agreement”), dated as of January 22, 2018, between Inseego Corp., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”, which term shall include any successor rights agent hereunder), is being executed at the direction of the Company.

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement as set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Amendment to Rights Agreement.

(a) The defined term “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby deleted in its entirety and is replaced with the following:

““Acquiring Person” means any Person (other than an Exempt Person) who or which, together with all Affiliates and Associates of such Person and any Person with whom such Person is Acting in Concert, shall be the Beneficial Owner of 4.9% or more of the Common Shares of the Company then outstanding, but shall not include (i) any Person who or which, at the time of the first public announcement of this Agreement, is a Beneficial Owner of 4.9% or more of the Common Shares of the Company then outstanding, (ii) Golden Harbor, Ltd. and their Affiliates and Associates (“Golden Harbor”), or (iii) North Sound Trading, L.P. and their Affiliates and Associates (“North Sound”) (any Person described in the preceding clauses (i), (ii) and (iii), a “Grandfathered Stockholder”); provided, however, that if a Grandfathered Stockholder increases its Beneficial Ownership of Common Shares of the Company (other than Beneficial Ownership of Common Shares of the Company that may be acquired under any adjustment provision and/or accrual of interest under the convertible notes of the Company) by 0.50% or more of the then outstanding Common Shares of the Company as of any date on or after the date of the public announcement of this Agreement (or, with respect to Golden Harbor and North Sound, as of any date on or after August 6, 2018), then such Grandfathered Stockholder shall no longer be deemed to be a Grandfathered Stockholder unless, upon such acquisition of Beneficial Ownership of additional Common Shares, such Person is not the Beneficial Owner of 4.9% or more of the Common Shares then outstanding; provided, further, that upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 4.9%, such Grandfathered Stockholder shall no longer be deemed to be a Grandfathered Stockholder and this proviso shall have no further force or effect with respect to such Person. For the avoidance of doubt, in the event that after the time of the first public announcement of this Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of Common Shares expires, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution

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of such agreement, arrangement or understanding with respect to the same or different Common Shares that confers Beneficial Ownership of Common Shares shall be considered the acquisition of Beneficial Ownership of additional Common Shares by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of this Agreement unless, upon such acquisition of Beneficial Ownership of additional Common Shares, such person is not the Beneficial Owner of 4.9% or more of the Common Shares then outstanding.

Notwithstanding the foregoing, no Person shall become an Acquiring Person as the result of an acquisition of Common Shares by the Company (or any other action of the Company or to which the Company is a party having the effect of reducing the number of shares outstanding) which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 4.9% (or such other percentage as would otherwise result in such Person becoming an Acquiring Person) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person would, but for the provisions of this paragraph, become an Acquiring Person by reason of such action and following such action, such Person becomes the Beneficial Owner of any additional Common Shares of the Company such that the Person is or thereby becomes the Beneficial Owner of 4.9% (or such other percentage as would otherwise result in such Person becoming an Acquiring Person) or more of the Common Shares of the Company then outstanding (other than as a result of any action of the Company or to which the Company is a party described in this paragraph), then such Person shall be deemed to be an Acquiring Person.

Notwithstanding the foregoing, if the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to have become an Acquiring Person.

Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person.””

(b) The defined term “Stockholder Approval” in Section 1(ii) of the Rights Agreement is hereby deleted in its entirety and is replaced with the following:

““Stockholder Approval” means the approval of this Agreement (or such Agreement as then in effect or as contemplated to be in effect following such Stockholder Approval) by the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon at a meeting of stockholders of the Company (including any adjournment or postponement thereof), duly held in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended

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and Restated Bylaws (as each may hereafter be amended from time to time) and applicable law, at which a quorum is present.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Rights Agreement shall be deemed to include this Amendment.

4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

5. Effectiveness. This Amendment shall become effective as of the date first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

INSEEGO CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia Title: Manager, Contract Administration

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO RIGHTS AGREEMENT]